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                                                          OMB APPROVAL
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                                              OMB NUMBER:              3235-0145
                                              Expires:         December 31, 1997
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No.   4    )*
                                            --------



                            DANIEL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $1.25 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   236235107
                               ------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A ee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 pages

CUSIP No.    236235107                    13G         Page   2   of   6   Pages
          ----------------------                           -----    -----

-------------------------------------------------------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   B.A.T Industries p.l.c.

-------------------------------------------------------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                         (a) [ ]


                                                                                                                    (b) [ ]

 -------------------------------------------------------------------------------------------------------------------------------
    3     SEC USE ONLY



 -------------------------------------------------------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION


                   England

-------------------------------------------------------------------------------------------------------------------------------
                           5     SOLE VOTING POWER

                                        -0-
   NUMBER OF
     SHARES            --------------------------------------------------------------------------------------------------------
  BENEFICIALLY             6     SHARED VOTING POWER
    OWNED BY
      EACH                              649,100
   REPORTING
     PERSON            --------------------------------------------------------------------------------------------------------
      WITH                 7     SOLE DISPOSITIVE POWER

                                        -0-

                       --------------------------------------------------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER

                                        649,100

-------------------------------------------------------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   649,100

-------------------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                         [ ]

                   N.A.

-------------------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   3.81%

-------------------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   HC

-------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 6 pages

CUSIP No.    236235107                   13G          Page   3   of   6   Pages
          ----------------------                           -----    -----

-------------------------------------------------------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Farmers Group, Inc.

-------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (a) [ ]


                                                                                                                    (b) [ ]

-------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY



-------------------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Nevada

-------------------------------------------------------------------------------------------------------------------------------
                          5     SOLE VOTING POWER

                                      -0-
     NUMBER OF
      SHARES          ---------------------------------------------------------------------------------------------------------
   BENEFICIALLY           6     SHARED VOTING POWER
     OWNED BY
       EACH                           649,100
     REPORTING
      PERSON          ---------------------------------------------------------------------------------------------------------
       WITH               7     SOLE DISPOSITIVE POWER

                                      -0-

                      ---------------------------------------------------------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER

                                      649,100

-------------------------------------------------------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  649,100

-------------------------------------------------------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                          [ ]

                  N.A.

-------------------------------------------------------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  3.81%

-------------------------------------------------------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                  IC

-------------------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 6 pages

                  Items 4 and 5 of the Statement on Schedule 13G, dated February 6, 1996, filed by B.A.T Industries p.l.c. and Farmers Group, Inc., are hereby amended and restated to read in their entirety as follows:


Item 4            Ownership

                        (a)      Amount Beneficially Owned:

                                         649,100

                        (b)      Percent of Class:

                                         3.81%

                        (c)      Number of shares as to which person has:

                                 (i)     Sole voting power:             -0-
                                 (ii)    Shared voting power:           649,100
                                 (iii)   Sole disposition power:        -0-
                                 (iv)    Shared disposition power:      649,100

Item 5            Ownership of Five Percent or Less of a Class
------            --------------------------------------------

                       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. [X].

                               Page 4 of 6 pages

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   B.A.T INDUSTRIES p.l.c.


Dated February 5, 1997             By:  /s/ Anthony Robert Holliman
                                      -----------------------------
                                      Name:  Anthony Robert Holliman
                                      Title:  Assistant Corporate Secretary

                               Page 5 of 6 pages

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             FARMERS GROUP, INC.


Dated February 5, 1997                       By:   /s/ Alan Porter
                                                ----------------------------
                                                Name:  Alan Porter
                                                Title:  Corporate Secretary



                               Page 6 of 6 pages